                                                                     EXHIBIT 4.3

                               CORPORATE GUARANTEE

1. In consideration of TAT LEE BANK LIMITED a Company incorporated in the Republic of Singapore and having its registered office at 63 MARKET STREET #09-06/10, TAT LEE BANK BUILDING, SINGAPORE 0104 (hereinafter called "the Bank" which expression shall where the context so admits includes the Bank's assigns and successors) making or continuing to make at our request advances loans credit and other banking facilities for so long as the Bank may think fit to PRINTRONIX AG a Company incorporated in Fribourg, Switzerland and having its registered office at 512 CHAI CHEE LANE #02-15, BEDOK INDUSTRIAL ESTATE, SINGAPORE 1646 (hereinafter called "the Company" which expression shall include the Company's assigns and successors) We, PRINTRONIX, INC a Company incorporated in Delaware, USA having its registered office at 17500 CARTWRIGHT, POBOX 19559, IRVINE CA 92713, USA (hereinafter called "the Guarantor") HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE as a continuing obligation to pay and satisfy to the Bank on first written demand all sums of money which are now or shall at any time be owing to the Bank any where on any account whatsoever whether from the Company solely or from the Company jointly with any other person or persons including the amount of notes drafts or bills (whether negotiable or non-negotiable) discounted or paid and other loans credit or advances made to or for the accommodation or at the request either of the Company solely or jointly with any other person or persons or for any monies for which the Company may be liable as surety or in any other way whatsoever together with in all cases as aforesaid interest thereon at the Bank's rate or rates for the time being in relation to such accounts calculated on a daily basis, with monthly rests or such other periodic rests that the Bank may determine from time to time, notwithstanding the relationship of banker and customer may have ceased, discount and other banker's charges including legal charges occasioned by or incidental to this or any other security held by or offered to the Bank for the same indebtedness and all costs charges and expenses which the Bank may incur in enforcing or seeking to obtain payment of all or any part of the monies hereby guaranteed until full payment is received by the Bank both after as well as before judgment shall have been obtained in respect thereof.

2. This Guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing as aforesaid but shall be a continuing security and shall extend to cover all or any sum or sums of money which shall for the time being constitute the balance due or owing from the Company to the Bank upon any account or otherwise as hereinbefore mentioned.

3. (1) Although the liability of the Guarantor under this Guarantee shall be up to the limit or extent of the principal sum only of Singapore Dollars Three Millions Only (SIN$3,000,000/-) this Guarantee shall be a continuing guarantee for the purpose of securing securing not merely an equivalent amount but (subject always to the said principal limit of SIN$3,000,000/-) the whole of the monies or general balance mentioned in Clause 1 hereof.

         (2) In addition to the said principal limit the Guarantor shall be liable for interest on all the monies guaranteed hereunder on daily balances at such rate or rates as the Bank may from time to time stipulate with monthly rests or such other periodic rests as the Bank may determine.

         (3) Subject to the provisions next hereinafter appearing the interest on any principal sum for the time being owing including capitalised interest shall at the end of each calendar month be capitalised and added for all purposes to the principal sum then owing and shall thenceforth bear interest at such rate or rates as the Bank may from time to time stipulate with monthly rests or such other periodic rests as the Bank may determine and be secured and payable accordingly and all the covenants and conditions contained in or implied by this Guarantee and all powers and remedies conferred on the Bank by law or by this Guarantee and all rules of law or equity in relation to the principal sum and interest shall equally apply to such capitalised arrears of interest and to interest on such arrears.

         (4) For the purpose of ascertaining whether the limit of the principal sum intended to be hereby secured has been exceeded or not all accumulated and capitalised interest shall be deemed to be interest and not principal moneys.

         (5) When the payment of any monies hereby secured or intended so to be shall be further secured to the Bank by any bill of exchange promissory note draft receipt or other instrument reserving a higher rate of interest to be paid in respect thereof than that hereinbefore covenanted to be paid such higher rate of interest shall be payable in respect of such moneys and nothing contained in or to be implied from these presents shall affect the right of the Bank to enforce and recover payment of such higher rate of interest or as the case may be the difference between such higher rate and the rate which shall have been paid hereunder.

4. The Bank shall be at liberty at any time and without thereby affecting its rights against the Guarantor hereunder to determine enlarge or vary any credit to the Company, to vary exchange abstain from perfecting or releasing any other securities held or to be held by the Bank for or on account of the monies intended to be hereby secured or guaranteed or any part thereof to open a fresh account or accounts and/or continue with any account or accounts current or otherwise with or for the Company, to renew bills and promissory notes in any manner and to compound with, give time for payment, to accept compositions from, and make any other arrangements with the Company or any obligants on bills notes or other securities held or to be held by the Bank for and on behalf of the Company.

5. This Guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for all or any part of the monies hereby guaranteed, nor shall such collateral or other security or any lien to which the Bank may be otherwise entitled or the liability of any person or persons not parties hereto for all or any part of the monies hereby secured or guaranteed be in any way prejudiced or affected by this Guarantee. The Bank shall have full power at its discretion to give time for payment to or make any other arrangement with any such other person or persons without prejudice to this Guarantee or any liability hereunder. All monies received by the Bank from the Guarantor or the Company or any person or persons liable to pay the same may be applied by the Bank to any account or the item of account or to any transaction to which the same may be applicable.

6. No disposition assurance security or payment which may be or may become avoided under any provision or provisions of the Companies Act (Cap.
         50) or its equivalent in USA or any statutory modification thereof and no release settlement or discharge which may have been given or made on the faith of any such disposition assurance security or payment shall prejudice or affect the Bank's right to recover from the Guarantor monies to the full extent of this Guarantee, as if such disposition assurance security payment release settlement or discharge (as the case may be) had never been made given or granted.

7. Notwithstanding any defect informality or insufficiency in the borrowing powers or the liquidation winding up or insolvency of the Company the liability of the Guarantor hereunder shall continue in full force and effect until the Bank shall have been paid in full all monies owing to the Bank from the Company.


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                                      -4-

8. All dividends compositions and monies received by the Bank from the Company or from any other company person or estate capable of being applied by the Bank in reduction of the indebtedness of the Company shall be regarded for all purposes as payments in gross and should the Company be wound-up or liquidated the Bank shall be entitled to prove in the winding-up or liquidation of the Company in respect of the whole of the Company's indebtedness to the Bank and without any right of the Guarantor to be subrogated to the Bank in respect of any such proof until the Bank shall have received in the liquidation of the Company or from other sources one hundred (100) cents in the dollar.

9. The Bank shall be at liberty (but not bound to do) to resort for the Bank's own benefit to any other means of payment at any time and in any order the Bank may think fit without thereby diminishing the liability of the Guarantor hereunder and the Bank may exercise its rights under this Guarantee in force either for the payment of the ultimate balance after resorting to other means of payment or for the balance due notwithstanding that other means of payment have not been resorted to and in the latter case without entitling the Guarantor to any benefit from such other means of payment so long as any monies guaranteed hereunder remain owing and unpaid by the Company and in addition the Bank shall be at liberty to require payment by the Guarantor of any monies owing to it without taking any proceedings first to enforce such payment by the Company.

10. If any monies shall be paid by the Guarantor to the Bank under this Guarantee, The Guarantor shall not in respect of the amount so paid by the Guarantor seek to enforce repayment or to exercise any other rights or legal remedies of whatsoever kind which may accrue however to the Guarantor in respect of the amount so paid until all monies guaranteed hereunder and owing from the Company to the Bank have been fully paid to the Bank. The Guarantor will not prove in competition with the Bank for any monies owing by the Company to the Guarantor on any account whatsoever and/or in respect of any monies due or owing from the Company to the Bank but will give to the Bank the benefit of any proof which the Guarantor may be able to make in the liquidation of the Company or in any arrangement or composition with creditors until the Bank shall have received all monies outstanding and remaining unpaid by the Company to the Bank.

11. Any indebtedness of the Company now or hereafter held by the Guarantor shall be subordinated to the indebtedness of the Company to the Bank and such indebtedness of the Company to the Guarantor if the Bank so requires shall be collected enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the indebtedness of the Company to the Bank but without reducing or affecting in any manner the liability of the Guarantor under this Guarantee until all monies guaranteed hereunder have been fully paid to the Bank.

12. The obligations of the Guarantor hereunder shall not be impaired by any forbearance or concession given by the Bank to the Company or any assertion of or failure to assert any right or remedy on the part of the Bank against the Company. Nothing done or omitted by the Bank in pursuance of any authority or permission contained in this Guarantee shall affect or discharge the liability of the Guarantor hereunder.

13. This Guarantee may be enforced by the Bank at any time notwithstanding that any bills or other instruments covered by it may be in circulation or outstanding and the Bank may include the amount of the same or any of them in the general balance or not at the Bank's option and this Guarantee shall not be determinable by the Guarantor except on terms of the Guarantor making fullprovision for any other outstanding liabilities or obligations to the Bank of the Company's account guaranteed hereunder.

14. Though as between the Guarantor and the Company the Guarantor is surety only for the Company yet as between the Guarantor and the Bank the Guarantor shall be deemed to be principal debtor for all the monies the payment of which is hereby guaranteed and accordingly shall not be discharged nor shall the Guarantor's liability be affected in any way by any act thing omission means whatever whereby the Guarantor's liability would not have been discharged if the Guarantor had been the principal debtor.

15. The Guarantor hereby declares that the Guarantor has not taken and undertakes not to take directly or indirectly from the Company in respect of the Guarantor's liability and obligation hereunder any security of any nature whatsoever whereby the Guarantor or any person claiming under the Guarantor might in the Company's winding-up increase the proofs in such winding-up or diminish the property available for distribution to the Bank's detriment. In the event any security is or may hereafter be held by the Guarantor from the Company in respect of the Guarantor's liability hereunder the same shall be held in trust for the Bank and as security for the Guarantor's liability hereunder.

16.      (1) For the consideration aforesaid and as a separate and independent stipulation:-

                 (a) the Guarantor hereby agrees that all sums of money which may not be recoverable from the Guarantor on the footing of a guarantee whether by reason of any legal limitation disability or incapacity on or of the Company or any other fact or circumstance and whether known to the Bank or not shall nevertheless be recoverable from the Guarantor on demand as though the Guarantor were the sole and principal debtor;

                 (b) the Guarantor hereby irrevocably and unconditionally undertakes to indemnify the Bank in full and keep the Bank fully indemnified against all loss damage liabilities costs and expenses whatsoever which the Bank may sustain or incur as a result of or arising from the Bank's advances credit or financial accommodation to the Company as well as all legal costs as between solicitors and clients on full indemnity basis and other costs and disbursements incurred for or in connection with demanding and enforcing payment of all monies guaranteed hereunder or otherwise howsoever in enforcing this Guarantee and/or any of the covenants undertakings stipulations terms conditions or provisions of this Guarantee; and

                 (c) The Guarantor hereby agrees to furnish and provide the Bank with and permit the Bank to obtain all such statements information explanation and data as the Bank may reasonably require regarding the financial affairs of the Guarantor.

         (2) As a separate, additional and continuing obligation the Guarantor unconditionally and irrevocably undertakes with the Bank that should the moneys guaranteed hereunder not be recoverable from the Guarantor under clause (1) hereof for any reason whatsoever (including but without prejudice to the generality of the foregoing, by reason of any provision of the loan agreement with the Company being or becoming void, unenforceable or otherwise invalid under any applicable law) then notwithstanding that may have been known to the Bank the Guarantor will as sole, original and independent obligor upon first written demand by the Bank under clause (1) make payment of the moneys guaranteed hereunder by way of a full indemnity and that the Guarantor will indemnify the Bank against all losses costs claims charges and expenses to which it may be subject or which it may incur whilst acting in good faith under or in connection with the loan agreement or this Guarantee.

17. A statement or certificate signed by the Vice President Accountant or other officer of the Bank as to the monies and liabilities for the time being due to or incurred by the Bank shall subject only to computation and/or clerical mistakes be final and conclusive and be binding on the Guarantor.

18. This Guarantee shall bind and continue to bind the Guarantor notwithstanding the occurrence at any time whether before on/or after the execution of this Guarantee of:-

         (a) any change by amalgamation reconstruction or otherwise which may be made in the constitution of the Company by which the business of the Bank may for the time being be carried on and shall be available to the Company carrying on the business of the Bank for the time being; or

         (b) any winding-up (whether voluntary or compulsory) amalgamation or reconstruction or otherwise of or affecting the

                 Company; or

         (c) any winding-up (whether voluntary or compulsory) amalgamation or reconstruction or otherwise or affecting the Guarantor.

19a. Any demand for payment of monies or any other demand or notice under this Guarantee may be made by any Vice President, First Vice President, Secretary or other officer for the time being of the Bank or by any person or firm for the time being acting as solicitor or solicitors for the Bank by letter fax or otherwise in writing. Each communication or document to be delivered to either party under this Guarantee shall be sent to that party at the fax number, or address from time designated by that party for the purpose of this Guarantee. The initial fax number and address (if any) so designated are set out hereunder :-

         The Guarantor                       The Bank
         Telefax Number : (714) 6608682      Telefax Number : 5345827
         Telex Number   : (910) 5952535      Telex Number   : Rs 26767
         Address        : 17500 Cartwright   Address        : 63 Market street
                          POBOX 19559                         Singapore 0104
                          Irvine CA 92713
                          U.S.A.

  b. Any communication from the Guarantor to the Bank shall not be effective until received by the Bank. Any communication from the Bank to the Guarantor shall be deemed to be received by the Guarantor (if sent by fax) on the next working day in the place to which it is sent or within seven days after being sent by prepaid post by airmail addressed to it at the aforesaid address or the Guarantor's last known address.

20. This Guarantee shall not be revocable by the Guarantor but shall continue and remain in full force and effect until all monies hereby guaranteed are paid to the Bank in full and shall be binding on the successors and assigns of the Guarantor.

21.      The Guarantor further covenants with the Bank that:-

         (1) the Guarantor will furnish and provide the Bank with and permit the Bank to obtain all such statements information explanation and data, except information of a proprietary nature, as the Bank may reasonably require regarding the affairs operations administration financial or other state or condition whatsoever of the Guarantor or any of the matters in this clause mentioned;

         (2) the Guarantor will deliver to the Bank every year immediately after their issue or in any case not later than six (6) months after the close of its financial year audited balance sheet and profit and loss accounts together with Director's reports;

         (3) the Guarantor shall immediately upon the occurrence of the following events notify the Bank of:-

                 (a) the giving of notice by the Guarantor to convene its general meeting for passing any resolution to wind up the Guarantor;

                 (b) the filing of any application for placing the Guarantor under judicial management; or

                 (c) the filing of any petition for winding up the Guarantor.

                 Where any such notification as aforesaid is given verbally by the Guarantor to the Bank, the Guarantor shall confirm it in writing within twenty-four (24) hours thereof.

         (4)     (a)      payments under this Guarantee shall be made in
                          SINGAPORE DOLLARS or such other currency as the Bank may approve in writing. All payments made under this Guarantee shall be made free and clear of any restrictions, conditions or set-off and without any deduction or withholding on account of tax or otherwise (except to the extent required by the laws).
                          If any such withholding is required to be made by the law, the amount payable under this Guarantee shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Bank receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made. The Guarantor shall furnish to the Bank within the period of payment permitted by applicable law, all official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

                 (b) Any amount received or recovered in a currency other than SINGAPORE DOLLARS (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, or in the dissolution of the Company or the Guarantor or otherwise) by the Bank in respect of any sum expressed to be due to it from the Guarantor under this Guarantee shall only constitute a discharge to the Guarantor to the extent of the SINGAPORE DOLLARS amount which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if its is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

                 (c) If the SINGAPORE DOLLARS amount purchased is less than the SINGAPORE DOLLARS amount expressed to be due to the Bank under this Guarantee, the Guarantor shall indemnify the Bank against any loss sustained by it as a result thereof. In any event, the Guarantor shall indemnify the Bank against the cost of making any such purchase referred to in (4) (b) above.

                 (d) The indemnity herein shall constitute a separate and independent obligation from the other obligations in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Guarantee.

22. The Guarantor hereby agrees and acknowledges that the obligations and liabilities of the Guarantor hereunder shall be absolute and unconditional and in addition to the other provisions hereof, shall not be abrogated, prejudiced, affected or discharged:-

         (a) by the Bank granting explicitly or by conduct or otherwise, whether directly or indirectly, to the Company or any other person of any time forbearance, concession, credit compounding, compromise, waiver, variation, renewal, release, discharge or other advantage or indulgence;

         (b) by the Bank failing or neglecting to or deciding not to recover the monies hereby guaranteed or any part thereof by the realisation of any collateral or other security or in any manner otherwise or, in the event of the enforcement by the Bank of any collateral or other security or any other remedy whatsoever, by any act, omission, negligence or other conduct or failure on the part of the Bank or any other person in connection therewith;

         (c) by any laches, acquiescence, delay, acts, omissions, mistakes on the part of the Bank or any other person;

         (d) by reason of any agreement, deed mortgage, charge, debenture, guarantee, indemnity or security held or taken at any time by the Bank or by reason of the same being void, voidable or unenforceable;

         (e) by any moratorium or other period staying or suspending by statute or the order of any court or other authority all or any of the Bank's rights, remedies or recourse against the Company or any other person;

         (f) by the Bank entering into any arrangement with the Company or with any other person which but for the provision of this clause could or might operate to affect or discharge all or any part of the obligations and liabilities of the Guarantor hereunder or could or might otherwise provide a defence to the Guarantor.

         (g) by reason of any other dealing, matter or thing which, but for the provisions of this Clause, could or might operate to affect or discharge all or any part of the obligations and liabilities of the Guarantor hereunder or could or might otherwise provide a defence to the Guarantor.

23. In addition to any lien right of set-off or other right which the Bank may have the Bank shall be entitled at any time and without notice to the Company or the Guarantor to combine or consolidate all or any of the accounts and liabilities of the Company or the Guarantor or either of them with or to the Bank anywhere whether in the Republic of Singapore or outside the Republic of Singapore or set-off or transfer any sums standing to the credit of one or more of such accounts in or towards satisfaction of any of the liabilities of the Company or the Guarantor or either of them to the Bank on any other account or accounts whether in the Republic of Singapore or outside the Republic of Singapore or in any other respect whether such liabilities be actual or contingent primary or collateral several or joint notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be addressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank's own rate of exchange then prevailing.

24. In the events that any goods and services tax or any other taxes levies or charges whatsoever are now or hereafter required by law to be paid on or in respect of any sums whatsoever payable by the Guarantor or any other matters whatsoever under or relating to the banking facilities provided for and/or secured hereunder the same shall (except to the extent prohibited by law) be borne by the Guarantor and the Guarantor shall indemnify the Bank (to such extent as shall not be prohibited by law) against all such goods and services tax or other taxes levies or charges whatsoever and shall from time to time on demand pay to the Bank the amount verified by the Bank to be necessary to indemnify the Bank.

25. The Guarantor represents and warrants to and for the benefit of the Bank as follows:-

         (1) Status: It is a company duly incorporated and validly existing under the laws of USA and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

         (2) Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Guarantee;

         (3) Authorisation and Consents: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Guarantee and (ii) to ensure that those obligations are valid, legally binding and enforceable, b(i) to enable the Company lawfully to enter into, exercise its rights and perform and comply with its obligations under the facility letters dated 23rd October 1993 and 28th September 1994 and any other facility letter from time to time issued by the Bank and accepted by the Company (hereinafter called the "Facility Letter") and (ii) to ensure that those obligations are valid, legally binding and enforceable and (c) to make this Guarantee and the Facility Letter admissible in evidence in the courts of Singapore have been taken, fulfilled and done;

         (4) Non-Violation of Laws: (a) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Guarantee do not and will not violate, or exceed any power or restriction granted or imposed by, (i) any law to which it is subject or (ii) its Memorandum or Articles of Association;

         (5) Obligations Binding: its obligations under this Guarantee are legal, valid, binding and enforceable;

         (6) Non-Violation of Other Agreements: (a) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Guarantee do not and will not (i) violate any agreement to which it is a party, or (ii) result in the existence of, or oblige it to create, any security over its assets;

         (7) Existing Security: no security exists on or over any of its assets;

         (8) Accounts: (a) its audited accounts and consolidated accounts (if any) as at 26th March 1993 and for the financial year then ended and as delivered to the Bank (with copies of the reports and approvals referred to in (i) below);-

                 (i) include such financial statements as are required by the laws of USA and, save as stated in the notes thereto, were prepared, audited, examined, reported on and approved in accordance with accounting principles and practices generally accepted in USA and consistently applied and in accordance with the laws of USA and its constitutive documents;

                 (ii) together with the notes thereto give a true and fair view of its state of affairs and financial condition and operations (or, in the case of consolidated accounts, the consolidated state of affairs and financial condition and operations of the Guarantor and its subsidiaries) as at that date and for the financial year then ended; and

            (iii) together with the notes thereto and to the extent required by accounting principles, standards and practices generally accepted in USA, disclose or reserve against all liabilities (contingent or otherwise) of the relevant person(s) as at that date and all material unrealised or anticipated losses from any commitment entered into by the relevant person(s) and which existed on that date;

         (9) No Material Adverse Change: there has been no material adverse change in its financial condition or operations since 26th March 1993 nor in the consolidated financial condition or operations of it and its subsidiaries since that date;

         (10) Litigation: no litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Guarantee or which could or might materially and adversely affect its financial condition or operations or impair its ability to carry on its business substantially as now conducted;

         (11) Winding-up of Guarantor: no meeting has been convened for its winding-up or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its winding-up or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them;

         (12) No Immunity: neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process, and its entry into this Guarantee constitutes, and the exercise of its rights and performance of and compliance with its obligations under this Guarantee will constitute, private and commercial acts done and performed for private and commercial purposes;

         (13) Repetition: each of the representations and warranties herein will be correct and complied with in all material respects so long as any sum remains to be lent or remains payable under this Guarantee.

 26. For the purpose of Section 47(4)(a) of the Banking Act (Cap19) (as the same may be varied or re-enacted from time to time), the Guarantor for themselves hereby irrevocably (so long as any moneys or liabilities shall remain owing to the Bank hereunder or any Banking facility or service is extended by the Bank to the Company) permits the Bank and all persons to whom Section 47(3) of that Act applies, to give divulge or reveal, in any manner howsoever, any information whatsoever regarding the money and other relevant particulars of any account or accounts which the Guarantor now has or may hereafter have with the Bank or of any matters or transactions in relation to the banking facilities provided for and/or secured hereunder, for any such commercial, banking or business purposes as the Bank at its discretion thinks fit and, without prejudice to the foregoing, for purposes in connection with any enforcement or assignment of or any funding or operational arrangement concerning any right and benefit of the Bank hereunder or in relation to the banking facilities provided for and/or secured hereunder.

27.      GOVERNING LAW AND JURISDICTION

(A) GOVERNING LAW: This Guarantee shall be governed by, and construed in accordance with the laws of Singapore.

(B) SINGAPORE COURTS: For the benefit of the Bank, the Guarantor irrevocably agrees that the courts of Singapore are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that, accordingly, any legal action or proceedings arising out of or in connection with this Guarantee ("Proceedings") may be brought in those courts and the Guarantor irrevocably submits to the jurisdiction of those courts.

(C) OTHER COMPETENT JURISDICTION: Nothing in this clause shall limit the right of the Bank to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of Proceeding in one or more jurisdictions preclude the Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

(D) VENUE: The Guarantor irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum.

(E) SERVICE OF PROCESS: (1). The Guarantor irrevocably appoints Printronix Ag (now of) 512 Chai Chee Lane #02-15, Bedok Industrial Estate, Singapore 1646 to receive, for it and on its behalf, service of process in any Proceedings in Singapore. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Guarantor). If for any reason the process agent ceases to be able to act as such or no longer has an address in Singapore, the Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Bank, and to deliver to the Bank a copy of the new agent's acceptance of that appointment, within 30 days. (2). The Guarantor irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered prepaid airmail post to it in accordance with Clause 18. Such service shall become effective 14 days after mailing. (3). Nothing shall affect the right to serve process in any other manner permitted by law.

(F) PRIVY COUNCIL APPEAL: In relation to any Proceedings, the Guarantor irrevocably agrees that an appeal from a decision of the appellate court in Singapore in Proceedings in Singapore may be brought before the Judicial Committee of the Privy Council and further irrevocably agree to be bound by an appeal to, and decision of, the Judicial Committee of the Privy Council in such Proceedings.

(G) CONSENT TO ENFORCEMENT, ETC: The Guarantor irrevocably and unconditionally consents in respect of any proceedings anywhere to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

(H) WAIVER OF IMMUNITY: The Guarantor irrevocably agrees that, should the Bank take any proceedings anywhere (whether for any injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exists, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution, of judgment shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived. The Guarantor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under this Guarantee.

28. The illegality, invalidity or unenforceability of any provision of this Guarantee under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

29.      In this Guarantee where the context so admits:-

         (a) words importing the singular number include the plural number and vice versa;

         (b) words importing the masculine gender include the feminine or neuter gender;

         (c) the expression "the Guarantor" includes the successors and assigns of the Guarantor;

         (d) the word "person" includes any company or association or body of persons, corporate or inincorporate.



IN WITNESS WHEREOF the Guarantor has hereunto affixed its common seal.

Dated the .......12th...... day of.... April.... 1995

The Common Seal of PRINTRONIX, INC
was hereunto affixed in the
presence of

                 DIRECTOR                    /s/  ROBERT A. KLEIST
                                             ----------------------
                                                  Robert A. Kleist

                 DIRECTOR/SECRETARY          /s/  GEORGE L. HARWOOD
                                             ----------------------
                                                  George L. Harwood

Before me-

Signature of Notary Public:  /s/  SALLY R. HAMILTON     State of California)
                             ----------------------                        ) ss
Name of Notary Public: Sally R. Hamilton                County of Orange   )

On April 12, 1995 before me, Sally R. Hamilton, Notary Public, personally appeared Robert A. Kleist and George L. Harwood, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.